RICHARD J. BRESSLER, VIACOM'S CHIEF FINANCIAL OFFICER,
                              TO LEAVE THE COMPANY


NEW YORK, NEW YORK, January 31, 2005--Viacom Inc. (NYSE: VIA and VIA.B) announced today that Richard J. Bressler, Senior Executive Vice President and Chief Financial Officer, has notified the company that he will not renew his contract, which expires in March 2006. Viacom will begin a search for a successor to Mr. Bressler, who will stay on until a new Chief Financial Officer is in place.

Mr. Bressler said: "Viacom is a fantastic company and I have enjoyed the challenge of helping guide the company's financial activities, and managing our strategy and merger and acquisition teams. I know the company is well-positioned for success under the leadership of Sumner Redstone, Tom Freston and Leslie Moonves. When Tom and Les stepped into the Co-President and Co-Chief Operating Officer roles, it became clear to me that they would need to have their own senior management team. While I will miss the company and my colleagues, the timing seemed right to plan for my long-term future, which I believe lies elsewhere. I am looking forward to finding new challenges following a transition period that will give Viacom ample time to bring in a new Chief Financial Officer."

Mr. Redstone, Chairman and Chief Executive Officer of Viacom, said: "Rich is a talented executive who has been an integral member of our corporate team and has made many contributions to our company during a period of great change and success. He has been an active and successful advocate for Viacom in the financial markets, a valued strategic advisor, and has helped us become one of the strongest companies in the media business. We support his desire to look outside of Viacom for a challenging new role and we appreciate that he will help us in the transition as we identify a successor."

Mr. Bressler joined Viacom in his current role in March 2001 from AOL Time Warner, where he was Executive Vice President of AOL Time Warner and Chief Executive Officer of AOL Time Warner Investments. Prior to that, he served as Chairman and CEO of Time Warner Digital Media, a position he assumed in July 1999. Previously, he was Executive Vice President and Chief Financial Officer of Time Warner Inc. from March 1995 to June 1999, responsible for the


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management of all corporate strategic and financial activities. Mr. Bressler joined Time Inc. in 1988 as an assistant controller from the accounting firm of Ernst & Young, where he was a partner.

Viacom is a leading global media company, with preeminent positions in broadcast and cable television, radio, outdoor advertising, and online. With programming that appeals to audiences in every demographic category across virtually all media, the company is a leader in the creation, promotion, and distribution of entertainment, news, sports, music, and comedy. Viacom's well-known brands include CBS, MTV, Nickelodeon, Nick at Nite, VH1, BET, Paramount Pictures, Infinity Broadcasting, Viacom Outdoor, UPN, TV Land, Comedy Central, CMT:
Country Music Television, King World, Spike TV, Showtime, and Simon & Schuster. More information about Viacom and its businesses is available at www.viacom.com.

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Contacts:

Media
-----

Carl D. Folta
212-258-6352
carl.folta@viacom.com

Susan Duffy
212-258-6347
susan.duffy@viacom.com